UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
___________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
June 23, 2008
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BROADPOINT SECURITIES GROUP, INC.
(Exact name of registrant as specified in its charter)
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New York
(State or other jurisdiction of incorporation)

0-14140
(Commission File Number)

22-2655804
(IRS Employer Identification No.)

One Penn Plaza
New York, New York
(Address of Principal Executive Offices)

10119
(Zip Code)

(212) 273-7100
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
____________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                Entry into a Material Definitive Agreement.

On June 23, 2008, Broadpoint Securities Group, Inc. (the “Company” or “Tenant”) entered into a Seventh Amendment of Lease (the “Amendment”), amending the Agreement of Lease dated March 21,1996, as previously amended, by and between the Company and One Penn Plaza LLC (“Landlord”), a New York limited liability company, for the lease of certain property located at One Penn Plaza, New York, New York (the “Lease”).  Pursuant thereto and on certain conditions specified therein, the parties agree that the term of the Lease for all of the premises currently leased by the Company on the 41st Floor and a portion of the premises on the 40th Floor will expire on October 31, 2008, as provided under existing lease terms, but that the term of the Company’s lease of the entire 42nd Floor and the remaining premises on the 40th Floor shall be extended until March 31, 2021, subject to further renewal as set forth below.  The following is a general summary of the terms of the Amendment:

The lease term is set to expire on March 31, 2021, subject to renewal; however, the term for the 40th floor premises can be terminated by Tenant prior thereto at any time at the end of a month on 60 days’ notice and may also be terminated by Landlord, under certain conditions, on 90 days’ notice.   As of November 1, 2008, the leased premises under the Amendment consist of the entire 42nd floor (37,191 rentable square feet) and a portion of the 40th floor (2,916 rentable square feet), with the same rights of access across other portions of the 40th floor to Tenant’s 40th floor premises as Tenant has today.

Under the Amendment, the fixed annual rent for the 42nd floor is $68.00 per rentable square foot for the period November 1, 2008 through March 31, 2013, $73.00 per rentable square foot for the period April 1, 2013 through March 31, 2017, and $78.00 per rentable square foot for the period April 1, 2017 through March 31, 2021; however, subject to certain conditions, no monthly installments of fixed annual rent for the 42nd floor are due for the period from November 1, 2008 through March 31, 2009.  The fixed annual rent for the premises on the 40th floor is $60 per rentable square foot from November 1, 2008, through March 31, 2013 with rent increases thereafter.   In addition, commencing on November 1, 2008, Tenant must pay its pro rata share of increases in Operating Expenses above a 2009 base year and its pro rata share of increases in real estate taxes over and above a 2008/2009 base year.

Landlord will perform certain base building work, and will also provide a cash contribution of up to $1,699,488.00 towards Tenant’s improvements.  At Tenant’s election, and pursuant to certain conditions, Tenant may elect to convert a portion of such cash contribution (up to $1,000,000) to a rent credit equal to 90% of the amount so converted.

Tenant may, with the Landlord’s consent, which consent shall not be unreasonably withheld or delayed, assign the Lease or sublease all or any portion of the leased premises for all or a portion of the remaining lease term so long as Tenant first offers Landlord the right to recapture the space.  Any profits earned by Tenant through subleasing and assignment of all or any portion of its leased premises must be shared 50/50 between Tenant and Landlord.  Tenant may grant to its subtenants and assignees the same subleasing and assignment rights to further sublease the leased premises or to assign the lease as Tenant has under the Lease.   In addition, Tenant has option rights to lease certain additional space on the 41st and 43rd floors as such space becomes available, at fair market rental value, provided there remains (at the time the term for the option space would commence) at least five years before the expiration of Tenant’s term.  Tenant must exercise such option rights at least one year prior to the expiration of the lease then in effect for the relevant option space, or sooner if Landlord exercises its rights to accelerate the delivery date of the option space due to the option space’s becoming available sooner.

Subject to certain conditions, such as an 80% occupancy test, Tenant may renew the Lease for one five-year term, upon at least twelve months’ prior written notice to Landlord, at a fixed annual rent equal to the greater of 100% of fair market rental value, taking into account all relevant factors, and Tenant’s fixed annual rent on March 31, 2021.  If Tenant elects to renew, Tenant must renew for the entire premises or (subject to certain conditions) for at least 80% of the premises (which 80% must include the entire 42nd floor).

The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment dated June 23, 2008 executed by and between the Company and Landlord, which is included with this Current Report on Form 8-K as Exhibit 10.1.

In connection with the execution and delivery of the Amendment, the Company is required to provide to Landlord a security deposit in the amount of $2,107,490.00, either as cash or a letter of credit, to secure the performance of the Company’s obligations under the Lease.   Under certain conditions, the Company is entitled to reduce the security deposit to $1,208,707.50 on April 1, 2014.  The Company has arranged for an irrevocable standby letter of credit in favor of Landlord in the amount of $2,107,490.00 to be issued by the Bank of New York (“Letter of Credit”), a copy of which is included with this Current Report on Form 8-K as Exhibit 10.2.

Item 9.01.                                Financial Statements and Exhibits.

(d)           Exhibits.

10.1 - Seventh Amendment of Lease.

10.2 - Letter of Credit

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        BROADPOINT SECURITIES GROUP, INC.

                        By: /s/ Robert I. Turner
                        Name: Robert I. Turner
                        Title:   Chief Financial Officer

Dated: June 25, 2008